Exhibit 10.1
October 3, 2013
Steven J. Issa
At the address on file with the Company

Dear Steve:
This letter agreement amends that certain letter agreement by and between you and Flagstar Bank, FSB (the "Bank"), dated as of February 28, 2013 (the "Transition Agreement"), pursuant to which you and the Bank modified your employment relationship.
By letter dated September 6, 2013, the Office of the Comptroller of the Currency (the "OCC") informed the Bank that the OCC, after consultation with the Federal Deposit Insurance Corporation (the "FDIC"), had determined that (a) the Transition Agreement is an agreement to make a "golden parachute payment" within the meaning of 12 C.F.R. Part 359 and (b) the 2013 increases in your cash and share salary and the retention payments described in the Transition Agreement were golden parachute payments that would be in violation of Part 359 unless approved under 12 C.F.R. § 359.4(a)(1).
You have requested that the Bank not contest the OCC’s conclusion that the 2013 Compensation Adjustment (as defined below) is a golden parachute payment subject to Part 359, and, instead, submit a letter application requesting the approval of the OCC, and the written concurrence of the FDIC, to the agreement that you and the Bank have made below.
The Bank and you have mutually agreed as follows:

1.	This letter confirms your receipt from the Bank of the following payments:

A.	$317,500.01, representing cash salary for January 1, 2013 through April 30, 2013;

B.	$192,062.26, representing share salary for January 1, 2013 through April 30, 2013; and

C.	$15,483.87, representing the first retention payment pursuant to Paragraph 4(A) of the Retention Agreement, with respect to the period from March 1, 2013 through March 31, 2013.

2.
You acknowledge and agree that the aggregate amount of payments described in Section 1 (A), (B) and (C) above represents a $266,712.81 increase in your compensation over 2012 (the "2013 Compensation Adjustment").

3.
You hereby irrevocably waive all right and interest to receive a retention payment with respect to the period from April 1, 2013 through April 30, 2013, pursuant to Paragraph 4(B) of the Transition Agreement, and any other increase in compensation called for under the Transition Agreement other than the 2013 Compensation Adjustment.

4.	You acknowledge and agree that your entitlement to retain the 2013 Compensation Adjustment is subject to regulatory approval under 12 C.F.R. § 359.4(a)(1).

5.
As soon as practicable after the mutual execution and delivery of this letter agreement, the Bank shall request the approval of the OCC, and the written concurrence of the FDIC, under 12 C.F.R. § 359.4(a)(1), for you to retain the 2013 Compensation Adjustment (the "Part 359 Application"). The Bank shall afford you an opportunity to review and comment on the Part 359 Application before it is submitted.

6.
Consistent with Paragraph 10 of the Transition Agreement, the Bank shall use commercially reasonable efforts to obtain OCC and FDIC approval of the Part 359 Application, including, without limitation, by responding to whatever questions, if any, that one or both regulators may raise and by providing any additional information the OCC or FDIC may request in connection with its review of the Part 359 Application; provided, however, that neither the Bank nor any of its affiliates shall have any obligation to participate in any adversarial proceeding (including any civil or administrative matter) or to take any action that the Bank’s Board of Directors determines in the exercise of its fiduciary duty is not in the Bank’s best interest.

7.
You unconditionally and irrevocably agree to repay to the Bank the 2013 Compensation Adjustment without interest to the extent that the OCC or the FDIC declines to approve your retention of the 2013 Compensation Adjustment, in whole or in part, under 12 C.F.R. § 359.4(a)(1), such repayment to be made by bank check or wire transfer within a reasonable period of time not to exceed 30 days after the Bank makes demand therefor. You shall pay to the Bank immediately upon demand the full amount of costs and expenses, including attorneys’ fees (to include outside counsel fees and all allocated costs of the Bank’s in-house counsel), reasonably expended or incurred by the Bank in connection with the enforcement of the immediately preceding sentence or the prosecution or defense of any action in any way related to this paragraph, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise.

8.
You and the Bank agree that each party will hold the existence, terms, and provisions of this letter agreement in confidence, and will not disclose, directly or indirectly, the existence, terms or provisions of this letter agreement except (i) in your case, to your spouse or your accountants and legal and financial advisors, and then only on the condition that they be advised that they cannot further disclose the same to others, (ii) in the Bank’s case, to its directors, officers, employees, legal and financial advisors, accountants and regulators, and (iii) as required by law.

9.	Except as expressly amended or waived hereby, the Transition Agreement and each provision thereof is hereby ratified and confirmed in every respect.

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Please return the original signed copy of this letter agreement to me and retain a copy for your records.

This letter agreement shall become effective as of the date first set forth above.

Sincerely,
FLAGSTAR BANK, FSB

Date:	October 3, 2013	/s/ Alessandro DiNello
Alessandro DiNello
President and Chief Executive Officer

Terms and conditions of this letter agreement are confidential and are hereby accepted by:

Date:	October 3, 2013	/s/ Steven J. Issa
Steven J. Issa